Exhibit 99.1

Contact:  Maria Brous

(863) 680-5339

Publix Reports First Quarter Results and Stock Price

LAKELAND, Fla., May 3, 2010 — Publix’s sales for the first quarter of 2010 were $6.5 billion, a 2.1 percent increase from last year’s $6.4 billion. Comparable-store sales for the first quarter of 2010 increased 0.9 percent.

Net earnings for the first quarter of 2010 were $364.4 million, compared to $321.5 million in 2009, an increase of 13.3 percent. Earnings per share for the first quarter increased to $0.47 for 2010, up from $0.41 per share in 2009.

These amounts are based on unaudited reports that will be filed later this week with the U.S. Securities and Exchange Commission (SEC). The company’s quarterly report to the SEC, Form 10-Q, will be available May 6 on its website at www.publix.com/stock.

Effective May 1, 2010, Publix’s stock price increased from $17.35 per share to $18.50 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m proud of all the Publix associates who have worked hard to continue delivering premier customer service in these difficult times,” said Publix CEO Ed Crenshaw. “Our improved operating performance is a result of their hard work and dedication.”

Publix is privately owned and operated by its 141,000 employees, with 2009 sales of $24.3 billion. Currently Publix has 1,016 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 13 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###